UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 30, 2011

NOVADEL PHARMA INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32177	22-2407152
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

1200 Route 22 East, Suite 2000
Bridgewater, NJ 08807
(Address of principal executive offices) (Zip Code)

(908) 203-4640
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On August 30, 2011, NovaDel Pharma Inc., a Delaware corporation (the “Company”), announced that the recent decision in the court to uphold Pfizer’s use patent for erectile dysfunction (“ED”) to 2019 may limit NovaDel’s ability to market its oral spray formulation for ED in the United States ("U.S."). The recent court action does not limit its ability to market its formulation outside the U.S. after similar sildenafil patents expire in 2013.

Sildenafil citrate has two distinct clinical uses. In the decision to move forward with the ED application of the compound, NovaDel considered its alternative use for chronic use in Pulmonary Arterial Hypertension ("PAH"). With the recent U.S. court decision, NovaDel is actively examining the opportunity to bring its oral spray formulation to this clinical application.

Given the clinical work performed to date, NovaDel believes it can add PAH to its program in a manner that, if funded, can bring a clinical advantage to patients suffering from this very debilitating disorder.

It should also be noted that in addition to seeking funding to pursue its company objectives, NovaDel is also examining a variety of strategic alternatives that would allow the Company to continue to develop its product portfolio.

The full text of the press release is set forth in Exhibit 99.1 hereto and incorporated herein.

Item 9.01	Financial Statements and Exhibits.

	(d)	Exhibits

	Exhibit No.	Description

	99.1	Press Release of NovaDel Pharma Inc. dated August 30, 2011, titled “Recent Events.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaDel Pharma Inc.

/s/ Steven B. Ratoff
Name:	Steven B. Ratoff
Title:	President, Chief Executive Officer and Interim Chief Financial Officer

Date: August 31, 2011